Exhibit 99.1

BRE FINANCIAL NEWS

Investor Contact: Stephanie T. Andre, 415.445.3745 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES ANNOUNCES PRICING OF SENIOR NOTES DUE 2021

September 15, 2010 (San Francisco) – BRE Properties, Inc. (“BRE Properties” or the “Company”) (NYSE:BRE) today announced the pricing of its underwritten registered public offering of $300 million aggregate principal amount of senior notes due 2021 (the “2021 Notes Offering”). Interest on the notes is payable semiannually on March 15 and September 15; the notes will mature on March 15, 2021. The notes were issued at 99.809% of par value, with a coupon of 5.200%. The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on November 8, 2007. The offering is expected to close on September 22, 2010, subject to certain closing conditions.

The Company intends to use the net proceeds of the 2021 Notes Offering to repay borrowings under its $750 million unsecured credit facility and may use a portion of the proceeds to fund a portion of the purchase price and accrued and unpaid interest on any 4.125% Convertible Senior Notes due 2026 (the “2026 Notes”) validly tendered and accepted for payment pursuant to the Offer to Purchase dated September 15, 2010. Any additional proceeds will be used for general corporate purposes, including the repayment of debt, redemption or repurchase of equity securities, funding for development activities and financing for acquisitions.

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and UBS Securities LLC acted as joint bookrunning managers in this offering. A copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Deutsche Bank Securities Inc. at 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901 (telephone (800) 503-4611); J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179, Attention: High Grade Syndicate Desk, 3rd Floor (telephone (866) 803-9204); Mitsubishi UFJ Securities (USA), Inc. at 1633 Broadway, 29th Floor, New York, New York 10019 (telephone (877) 649-6848); RBS Securities Inc. at 600 Washington Boulevard, Stamford, Connecticut 06901, Attention: Debt Capital Markets Syndicate (telephone (866) 884-2071); or UBS Securities LLC at 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist (telephone (877) 827-6444, ext. 561 3884).

BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Fax: 415.445.6505

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy with respect to any securities. The offering is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About BRE Properties, Inc.

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE Properties directly owns and operates 76 apartment communities totaling 22,066 units in California, Arizona and Washington. The Company invests in communities through acquisition and development, and currently has six properties in various stages of development and construction, totaling 1,848 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. (Property data as of 8/31/10)

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements regarding the anticipated closing date of the underwritten registered notes offering and the associated use of proceeds, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements contained in this press release: any material adverse change in the financial or securities markets within or outside the United States or in political, financial or economic conditions within or outside the United States or any material outbreak or material escalation of hostilities within or outside the United States or declaration by the United States of a national emergency or war or other material calamity or crisis within or outside the United States, including, without limitation, an act of terrorism, any suspension or limitation of trading in securities generally or in any of the securities of BRE by the SEC, by any exchange that lists such securities or in any over-the-counter market, any declaration by any governmental authority of a general banking moratorium, any financial market fluctuations, actual or perceived changes in general economic conditions, global trade or in the real estate sector, inflation risks, an actual or perceived downturn in the U.S., California or global economy. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information.

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BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Fax: 415.445.6505